Exhibit 10.6

Rental Contract

Lessor: ( Party A): Yu Hongfeng

Tenant: (Party B): Jiangsu Huhu Electromechanical Technology Co., Ltd.

Party A and Party B have reached the following agreement on house rental:

Article 1. Party A rents out the house of Room27- 606, Lianhuan Xincun Community, Shushan District, Hefei City to Party B for residential use.The lease period is 2024 /02 /15~2025/02/15, counting for 12 months.

Article 2. The monthly rent of this house is RMB / , the annual rent is RMB / , and the total payment for six months is RMB 10,000 (total RMB 10,000). Payment must be made first before check-in, and it will take effect after both parties sign.

Article 3. The water and electricity figures shall be based on the on-site meter reading by both Parties (water and electricity figures at check-in: electricity 7,217.77, water / , natural gas / , property costs / ,) During the period , Party B shall be borne by Party B for water, electricity, repairs and other expenses incurred by Party B’s residence. At the end of the lease, Party B must pay off all outstanding fees. If the sewer is blocked, Party B shall resolve the issue on its own.

Article 4. There are 3 air conditioners, 1 water heater, 1 refrigerator, 1 washing machine, etc. in Party A’s house. If any of them are damaged, Party B shall compensate according to the market price.

Article 5. Party B agrees to pay 1,000 yuan as a deposit in advance , which will be returned when the contract is terminated .

Article 6. The lease period of the floor is 2024/ 02/15~2025 /02 /15, counting for 12 months. During this period, the contract is not allowed to be terminated for any reason. In the event of government demolition, Party B shall actively cooperate in moving out. The rent will be settled based on the actual rental time. If Party B fails to cooperate, Party A has the right to terminate the contract.

Article 7. Party B shall bear the repair costs and other expenses incurred due to renting the house. It is prohibited to provide keys without permission. If the door lock is found to be damaged, Party B will need to compensate according to the market price.

Article 8. During the lease period, any safety accidents occurring to Party B have nothing to do with Party A. Party B has no right to sublease or lend the house without Party A’s consent . Party B shall not change the structure of the house and its use , and shall not renovate or change the main structure of the house. Party B shall bear the liability for compensation for any safety accidents and economic losses caused by damage to the house and its supporting facilities or changes in the main structure of the house due to Party B’s human factors, and Party A shall not be responsible at all.

Article 9. During the lease period, if Party B suffers any economic losses or personal safety accidents when he moves in, Party A will not be responsible for any losses and all losses will be borne by Party B.

Article 10. In case of any dispute between the two parties, the two parties shall negotiate to resolve it. If the negotiation fails, either party shall have the right to file a lawsuit and request a judicial settlement.

Article 11. This contract is made in two copies, with Party A and Party B holding one copy each. It shall come into effect on the date of signature by both parties.

Article 12. Any accidents that occur during the rental period of the house are not related to Party A.

Party A:	/s/ Yu Hongfeng	Tel:

Party B:	/s/ Jiangsu Huhu Electromechanical Technology Co., Ltd.

Tel:

Date:	2024/01/26